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                                                                    EXHIBIT 10.1
                             EMPLOYMENT AGREEMENT;
                        COVENANT NOT TO COMPETE; NOT TO
                        SOLICIT AND AGREEMENT CONCERNING
                   CONFIDENTIAL INFORMATION AND TRADE SECRETS


         THIS AGREEMENT is made and entered into in duplicate originals and effective this 8th day of November, 1996, by and between AUTOZONE, INC., a Nevada corporation with headquarters in Memphis, Tennessee, (AutoZone, Inc. and its direct and indirect subsidiaries are hereafter collectively referred to as "Company") and THOMAS S. HANEMANN, an individual who is a resident of Shelby County, Tennessee, (hereafter referred to as "Hanemann").

                                    RECITALS

         WHEREAS, the Company is a leading specialty retailer, engaged in the business of pricing and buying at wholesale and selling, promoting, marketing and distributing automotive parts and automotive accessories for automobiles, trucks, and miscellaneous vehicular equipment throughout a substantial portion of the United States with reasonable expectations in the foreseeable future of extending its business operations to include Hawaii and Alaska as well as Puerto Rico, Canada and Mexico. The Company carries out its business operations through the development and implementation of business plans and strategies developed through the expenditure of substantial time and expense; and

         WHEREAS, Hanemann, as an officer of the Company, has participated in discussing and developing the Company's expectations of expanding its business operations throughout the United States, including Hawaii and Alaska, Puerto Rico, Canada and Mexico, and understands and acknowledges the importance of these strategies to the Company's business interest; and

         WHEREAS, the Company has developed and compiled highly valuable and confidential business plans which include applications of its expertise in connection with its business operations, its list of customers and suppliers of goods and services (sometimes hereinafter collectively referred to as "Vendors") and its purchasing, marketing and computer software systems, computer programs and designs, processes, procedures and techniques; and

         WHEREAS, Hanemann is now and for some time has been employed by the Company as an executive officer of the Company, the principal duties of which have included overall managerial responsibility for the operation of the Company's retail stores and the Human Resource Department of the Company, as well as involvement on the highest corporate level

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with the overall business operations of the Company, including its strategic planning and business forecasts; and

         WHEREAS, Hanemann has requested the Company of his own free will and accord to accept his resignation as an officer of the Company effective as of the close of business on December 12, 1996 (the "Resignation Date"), for the purpose of providing him time to pursue other personal interests, and to allow him to remain as an employee of the Company on a leave of absence during the term of this Agreement, but to remain as a member of the Board of Directors of the Company subject to removal, annual election, and resignation in the same manner as other members of the Board; and

         WHEREAS, the Company has agreed to accept Hanemann's resignation as an officer of the Company effective as of the Resignation Date, and has agreed to enter into this Agreement with Hanemann to employ him as an employee of the Company and to accept his request that he be granted a leave of absence pursuant to the provisions of this Agreement, subject, however, to Hanemann's agreement to fully perform and abide by each and every covenant, condition and agreement set forth herein; and

         WHEREAS, during the course of performing the duties of his position up through the date of this Agreement, Hanemann participated in the establishment and execution of the Company's business policies and operations and by doing so has created a substantial similarity of identification between the Company and Hanemann with respect to the Company's Vendors, suppliers, customers and retail outlets; and

         WHEREAS, as a result of such responsibilities, and similarity of identification, and because of Hanemann's knowledge of the identity of the Company's strategic business operations and plans, present as well as future, it is essential that the Company protect its business interests; and

         WHEREAS, Hanemann, in connection with his employment by and with the Company has gained broad experience and has otherwise become familiar with the nature and extent of the business of the Company, both present and planned, its business secrets, its methods and systems of doing business and Confidential Information (as hereinbelow defined); and

         WHEREAS, in view of all of the foregoing it is necessary and essential that the Company in order to maintain its competitive position in the automotive parts and automotive accessories after market, protect the confidentiality of all of the aforementioned systems and methods, techniques, forms, materials, procedures pertinent thereto, customer lists, Vendor lists and future business plans, and secure the interest of the Company by entering into this

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Agreement with Hanemann who acknowledges that the securing of this protection by the Company is a reasonable requirement of protecting the Company's business interest; and

         WHEREAS, Hanemann recognizes and acknowledges that the confidential business planning, computer software systems, computer programs and designs, processes and techniques developed by the Company over the years to which he has become privy, are unique and of significant value to the Company; and

         WHEREAS, Hanemann recognizes, acknowledges and agrees that the intent of this Agreement is to protect and preserve the confidentiality of the Company's unique, special and valuable expertise in the sale of automotive parts and automotive accessories as well as the Company's business operations including by way of illustration, but not limitation, its sales, marketing, and distribution processes, plans and techniques, inventory costs, Vendor and distribution lists and customer lists, all toward the end that the Company's business and competitive position are not impaired as they would be if not protected and preserved by this Agreement; and

         WHEREAS, Hanemann acknowledges and agrees that this Agreement is reasonably necessary to protect the Company's interest throughout the geographic area and period of time defined below without imposing undue hardship on Hanemann and that the public interest is not adversely affected by the Agreement and that it is in all respects warranted and appropriate given the modern facilities of travel and communication as well as the breadth of the Company's business and Hanemann's responsibility, authority and involvement in the business of the Company; and

         WHEREAS, the Company and Hanemann jointly acknowledge and agree that this Agreement supersedes all prior employment and non-competition agreements, if any, between the parties and all such agreements, if any, are hereby terminated by this Agreement; and

         WHEREAS, the Company and Hanemann further jointly acknowledge and agree that without agreeing to the terms hereof, Hanemann would not receive the consideration set forth hereinbelow.

         NOW, THEREFORE, in consideration of the above and the foregoing promises and the consideration set forth hereinbelow and other good and valuable consideration, the receipt of which is hereby acknowledged, Hanemann does hereby covenant and agree as follows:

         1.      Definitions.

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         (a)     "Area" shall mean the entire geographic area encompassed
within the borders of the continental United States and Hawaii and Alaska; and it shall also mean the entire geographic area encompassed within the boundaries of Puerto Rico, Canada and Mexico.

         (b) "Business Ideas" shall mean all ideas, inventions and other developments or improvements conceived or reduced to practice by Hanemann, alone or with others, during the term of his employment with the Company, whether or not during working hours that are within the scope of the Business of the Company or that relate to Business of the Company, all of which shall be the exclusive property of the Company.

         (c) "Business of the Company" shall mean and include the business of pricing and buying at wholesale and selling, marketing, promoting and distributing at retail and wholesale automotive parts and automotive accessories for automobiles, trucks and other automotive vehicles in any and all segments of the automotive after market, including but not limited to the "DIY" and commercial segments. The parties agree that the sale of automotive parts in conjunction with their installation by a company solely engaged in the sale of automotive parts in conjunction with the installation of such automotive parts by such company shall not be deemed to be a part of the Business of the Company, and the sale of automotive parts in conjunction with their installation shall not be deemed a "Competing Business" under Section 1(d) hereof. By way of illustration and not limitation, the following shall not be considered "Competing Businesses": Jiffy Lube, Midas Muffler and Brake Shop, Precision Tune, Goodyear Auto Service Centers, and Firestone Tire and Service Centers. The parties also agree that a company not engaged in the direct sale or indirect sale through subsidiaries (whether direct or indirect) or affiliates (whether direct or indirect) of automotive parts or accessories to (i) retail outlets (including, but not limited to outlets with sales to "DIY" customers or installers of automotive parts or accessories) (ii) end users of the automotive parts or accessories, or (iii) installers of automotive parts or accessories, shall not be a "Competing Business" under Section 1(d) hereof. Notwithstanding, it is agreed that TBC as it presently conducts business, shall not be considered a "Competing Business".

         (d) "Competing Business" shall mean any entity of any kind which is engaged in any manner in the same business or substantially the same business as the Business of the Company; or any entity of any kind which has any organizational unit, part, subpart, subsidiary or affiliate engaged in the same or substantially the same business as the Business of the Company. Hanemann and the Company expressly agree that the wholesale distribution of automotive parts through a network of "jobbers" or through company-owned or company-controlled outlets such as Genuine Parts - NAPA shall be a "Competing Business". Provided, however, solely for purposes of excluding any retail business with retail stores that sell automotive parts and automotive accessories as a minor portion of the retail business in each of its retail stores from the term "Competing Business", any such retail business engaged in the same business or

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substantially the same business as the Business of the Company either directly or through an operating division or subsidiary of such retail business shall not be deemed to be a "Competing Business" if both (a) the average sales per store per annum of the business or the average sales per store per annum of any organizational unit, part, subpart, subsidiary or affiliate of such business from the sale of automotive parts and automotive accessories (excluding sales at stores which do not sell automotive parts and automotive accessories) shall be less than 10% of the average sales per store per annum of the Company for the same year and (b) the total sales of automotive parts and accessories for any such retail business (including the sales of automotive parts and automotive accessories by any organizational unit, part, subpart, subsidiary or affiliate of such business) shall be, in the aggregate, less than 10% of such business' total gross sales. By way of illustration and not limitation, Competing Business" is consequently intended to include (i) all public or independently owned automotive parts and automotive accessory specialty retailing chains such as, for example, Pep-Boys, Advance, and Hi-Lo; (ii) all chains with divisions or subsidiaries selling automotive parts and automotive accessories from separate business units such as, for example, Western Auto or Auto Palace; (iii) all wholesalers (other than those excluded by the last sentence of Section 1(c)) of automotive parts or automotive accessories such as Genuine Parts - NAPA; and (iv) all other retail businesses with sales of automotive parts and/or automotive accessories exceeding either of the minimum sales volume limitations set forth in clauses (a) or (b) of this Section 1(d).

         (e) "Confidential Information" shall mean all Business Ideas, customer lists, sales promotion, distribution and marketing information, trade secrets (as hereinafter defined), analysis or other information relating to the Business of the Company; listings of the Company's Vendors and/or their prices; all ideas, designs, inventions, data and developments including strategic plans, whether or not copyrightable or patentable, whether originated or developed by or with Hanemann or others while working on behalf of the Company and which are related to the Business of the Company; all customer account records, training and operations material and memoranda, personnel records, pricing policies and information, financial information concerning or related to the Business of the Company, including, but not limited to, its accounts, customers, distributors, employees and affairs, obtained by or furnished, disclosed or disseminated to Hanemann, or obtained, assembled or compiled by Hanemann during the course of his employment by the Company and all physical embodiments of the foregoing, all of which are hereby agreed to be the property of and confidential to the Company, but Confidential Information shall not include any of the foregoing to the extend the same is or becomes publicly known through no fault or beach of this Agreement by Hanemann or through no fault or breach of a confidential relationship between the Company and a third party. The term trade secrets shall mean the singular and plural, whole or any part of or phase of any and all scientific or technical information, design, drawing, diagram, process, procedure, computer software systems, computer programs and designs, formula, improvement, invention, plan, apparatus, fixture, tool, equipment, mechanism, technique of production or method of manufacture or assembly, or

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method of marketing, distribution or sale which is used or has been used by the
Company and is secret and of value to the Company or which gives the Company an advantage over competitors who do not know or use it and which is known only by the Company and those of the Company's employees to whom it has been confided in order to apply it to its intended uses. For purposes hereof, "Confidential Information" shall not include the general knowledge and management abilities of Hanemann as long as his knowledge and management abilities are utilized in or imparted to any business which is not a Competing Business.

         2. Term of Agreement. This Agreement shall remain in full force and effect beginning with the date of this Agreement and continuing thereafter for the remainder of the Company's 1997 fiscal year and, in addition, for the following two (2) consecutive fiscal years of the Company thereafter through August 2630, 1999.

         3. Effective Date. This Agreement shall be effective as of the date of this Agreement.

         4. Recitals. The recitals set forth above are fully incorporated into and made a part of this Agreement.

         5. Resignation as Officer. Hanemann hereby resigns as an officer of the Company effective as of the Resignation Date, and the Company accepts his resignation.

         6. Employment. The Company hereby agrees to continue to employ Hanemann as an employee of the Company during the term of this Agreement, and Hanemann hereby accepts employment pursuant to the terms and conditions set forth herein. Upon the earlier to occur of either (i) the expiration of the term of this Agreement or (ii) Hanemann's breach of any term or provision of this Agreement, including the covenants, conditions and agreements set forth in Sections 8, 9, 10 and 11, Hanemann and the Company agree that Hanemann's employment with the Company shall automatically terminate, and the Company shall have no further obligation to pay to him the consideration set forth in
Section 19 hereof; provided, however, the covenants, conditions and agreements of Hanemann, including each of those set forth in Sections 8, 9, 10 and 11 hereof, shall remain in full force and effect during the term of this Agreement ending August 2630, 1999.

         7. Leave of Absence/Duties of Hanemann. Effective as of the date of this Agreement, the Company agrees to accept Hanemann's request that he be granted a leave of absence from the Company while remaining in the employ of the Company at the salary and with such benefits as are expressly set forth herein. Hanemann agrees that he shall take no action for or on behalf of or in the name of the Company or otherwise represent himself by either words, conduct or both as having any authority to act for it, on its behalf or in its name.

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Hanemann agrees to be available for such duties as reasonably requested by the
Chairman of the Board of the Company such duties to not interfere with any new employment or business ventures of Hanemann. The Company agrees that Hanemann shall be entitled to seek and accept such additional employment as he may desire during the term of this Agreement, but only to the extent such additional employment does not in any manner violate any of the provisions of this Agreement, including specifically the provisions of Sections 7 through 11 hereof.

         8. Covenant Not to Compete. For and in consideration of the covenants and agreements of the Company set forth herein, including the consideration described in Sections 19 and 20 hereof, Hanemann hereby covenants and agrees that during the term of this Agreement as set forth hereinabove, Hanemann shall not directly or indirectly, as an owner, partner, shareholder (other than as an owner of less than 5% of the issued and outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or reported on the NASDAQ Stock Market's National Market System), officer, executive, board member, director, trustee, employee, consultant, or otherwise, whether directly or indirectly, engage in, work for, consult, provide advice or assistance or otherwise participate in, engage in, or be employed by any Competing Business as hereinabove defined.

         This foregoing covenant not to compete shall be effective within the Area as hereinabove defined during the entire term of this Agreement.

         9. Agreement Not to Solicit Employees. For and in consideration of the covenants and agreements of the Company set forth herein, including the consideration described in Sections 19 and 20 hereof, Hanemann agrees that during the term of this Agreement as hereinabove set forth without the prior express written consent of the Company, he will not on his own behalf or on behalf of others, solicit, entice, or hire away or participate in any attempt to solicit, entice, or hire away, nor will he employ or seek to employ or participate in any attempt to employ any person who is then employed by the Company in a managerial or supervisory position.

         10. Non-Disclosure and Non-Use of Confidential Information. For and in consideration of the covenants and agreements of the Company set forth herein, including the consideration described in Sections 19 and 20 hereof, Hanemann acknowledges and agrees that all Confidential Information as hereinabove defined and all physical embodiments thereof are confidential to and shall be and remain the sole and exclusive property of the Company and whether original or any copy form thereof, shall not be removed by Hanemann or by anyone acting for or on his behalf from the possession or custody of the Company. Furthermore, Hanemann agrees that he will not, during the term of this Agreement, without the prior express written consent of the Company, disclose or make available any Confidential Information to any

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person or entity, nor shall he make or cause to be made, or permit, either on his own behalf or on behalf of others, any use of such Confidential
Information.

         11. Agreement Not to Solicit Customers or Vendors. For and in consideration of the covenants and agreements of the Company set forth herein, including the consideration described in Sections 19 and 20 hereof, Hanemann agrees that during the term of this Agreement, he will not, without the prior written consent of the Company, within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a partner, shareholder, officer, executive or managerial employee, consultant, director or trustee, solicit, divert or appropriate, to or for any Competing Business any customer or Vendor, including any person or entity from whom the Company acquired or sought to acquire any product or services for the Business of the Company during the term of employment of Hanemann by the Company and to whom any automotive parts and automotive accessories for automobiles, trucks and other automotive vehicles were sold at any time during the same time period.

         12. Severability. In the event any portion of this Agreement is determined by a court of competent jurisdiction to be unenforceable, then the remaining portions and provisions of this Agreement shall in all respects remain unaffected and in full force and effect.

         13. Reasonable Restrictions. Hanemann understands and agrees that this Agreement and its terms and provisions including, but not limited to the provisions of paragraphs 8, 9, 10 and 11 above, are reasonable and necessary for the proper protection of the Business of the Company and the Company's interest therein and will neither impose undue hardship upon Hanemann nor otherwise unduly deprive Hanemann of the means or opportunity to support and maintain suitably himself or for obtaining other or different employment after the termination of this employment with the Company.

         14. Essence of the Agreement. The Company and Hanemann understand and agree that paragraphs 8, 9, 10 and 11 are the essence of this Agreement.

         15. Remedy. Hanemann recognizes and agrees that monetary damages for breach of this Agreement cannot adequately compensate the Company for any breach of this Agreement, and in the event of any breach or threatened breach hereof, the Company shall be entitled to injunctive relief, both temporary and permanent, as well as and in addition to all other available remedies, including such damages as may be permitted by law, all of which remedies shall be cumulative and non-exclusive. Notwithstanding, in no event shall the Company be entitled to recover from Hanemann monetary damages in excess of two million five hundred thousand dollars ($2,500,000) (provided that this damage limitation shall have no effect on the injunctive relief provided for herein and shall not apply to amounts paid to or for Hanemann's benefit on

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account of any violation of this Agreement, by any person or entity other than
Hanemann personally). Hanemann shall have thirty (30) days from receipt of written notice from the Company in which to cure any unintentional violation of this agreement by Hanemann and in the event such unintentional violation by Hanemann is not or cannot be cured by Hanemann in such thirty day (30) day period, the Company shall have all rights set forth herein.

         16. Judicial Modification. In the event that a court of competent jurisdiction declares any provision of this Agreement unenforceable or void with respect to subject matter, time or geographic scope as sought to be enforced, the parties hereby authorize such court to enforce the Agreement as if it had been executed by both parties subsequent to the expungement of the provisions found by said court to be unenforceable or void. The parties further agree that if such court finds this Agreement unreasonable, the court shall modify this Agreement to make it reasonable in the opinion of the court and in light of the intentions of the parties as set forth in this Agreement.

         17. No Waiver. The failure of either party to this Agreement to insist upon the immediate performance of any of the terms and condition of this Agreement or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions or any other terms and conditions of this Agreement or the breach thereof, and the entire Agreement shall continue and remain in full force and effect as if no such forbearance or waiver had occurred, unless the same shall be in writing and signed by Hanemann and a duly authorized executive officer of the Company.

         18. Amendments. No alteration, modification or amendment of this Agreement shall be effective or binding unless in writing and signed by both Hanemann and a duly authorized executive officer of the Company.

         19. Consideration. In consideration for the promises, undertakings and covenants of Hanemann including those set forth in Sections 8
- 11 hereof, and in consideration of Hanemann's employment by the Company, the Company agrees to pay to Hanemann the compensation hereinafter set forth and to provide him with the following benefits;

                 (a)      Compensation.

                          (1)     Hanemann will receive his scheduled  bonus
for the 1996 fiscal year of the Company (ending August 31, 1996), based upon the same formula that would have been used had this Agreement not been executed. Hanemann shall not be entitled to any bonus payments thereafter. The bonus shall be paid at the same time as other officer bonuses are paid for the 1996 fiscal year.

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                          (2)     Thereafter, (i) beginning on the date of the
effective date of this Agreement and continuing for the remainder of the Company's 1997 fiscal year and ending upon the end of the 1997 fiscal year, Hanemann shall continue to receive his current base salary in bi-weekly installments of $14,558.66 (which would total $378,525 per annum if such payments were to continue for a complete fiscal year) (ii) commencing with the beginning of the 1998 fiscal year and ending upon the end of the Company's 1998 fiscal year, Hanemann shall receive an amount in bi-weekly installments of $9,615.38 totaling $250,000 per annum for the Company's 1998 fiscal year and
(iii) commencing with the beginning of the Company's 1999 fiscal year and ending upon the end of the Company's 1999 fiscal year, Hanemann shall receive an amount in bi-weekly installments of $9,615.38 totaling $250,000 per annum for the Company's 1999 fiscal year. All payments stated herein are stated before deductions required by law or then Company policy are made and all such deductions shall be made by the Company before payment to Hanemann. All such payments shall be made at the same time as the Company's normal bi-weekly payroll for salaried employees. As used in this Section 19 paragraph (a), the term bi-weekly shall mean once every two weeks.

                          (3)     Hanemann acknowledges and agrees that the
payments he is to receive from the Company pursuant to paragraphs (a)(1) and
(2) above are conditioned upon and subject to the full and complete performance of this Agreement by Hanemann throughout the term of this Agreement. In the event Hanemann shall be in breach of this Agreement, including any covenant or agreement set forth in Sections 8, 9, 10 and 11 hereof, the Company shall have no other or further obligations to pay any amounts to him under paragraphs
(a)(1) and (2) hereof, and the Company shall be entitled to seek as a part of the damages it has incurred on account of Hanemann's breach of this Agreement, full and complete restitution of all amounts paid to Hanemann pursuant to paragraphs (a)(1) and (2) hereof from and after the date of this Agreement in addition to any and all other damages suffered by the Company, subject to the limitations contained in Paragraph 15 of this Agreement. Notwithstanding anything to the contrary contained herein, in the event Hanemann shall die prior to final and complete payments of all amounts set forth in paragraphs
(a)(1) and (2) above, any amounts which would otherwise be due subsequent to the date of his death shall automatically cease and terminate and the Company shall be obligated under paragraphs (a)(1) and (2) only to pay the amounts accruing as of the date of Hanemann's death.

                 (b) Pension Plan Benefits, Health and Medical Insurance and Other Company Benefits. For so long as Hanemann shall remain an employee of the Company, Hanemann shall continue to accrue such pension benefits as he shall be entitled to accrue in accordance with the terms and provisions of the applicable Company pension benefit plans, as they may be amended from time to time by the Company. For purposes of medical and hospitalization coverage, the Company will continue to provide Hanemann with the same medical and hospitalization insurance and on the same basis as its other employees receive from time to time from the

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Company as long as Hanemann shall remain an employee of the Company and upon the termination of this employment, Hanemann shall have the rights he is entitled to receive under COBRA. Hanemann waives any rights he may have to life insurance customarily provided by the Company to employees and life insurance available to be purchased at the option of employees.

         20. Lump Sum Payment for Covenants. As additional consideration for each and every covenant, condition and agreement of Hanemann's contained herein, including specifically those set forth in Section 8 - 11 hereof, the Company shall pay to Hanemann, and Hanemann agrees to accept as full and adequate consideration, a lump-sum payment of Fifty Thousand Dollars ($50,000.00), less deductions required by law or Company policy, to be paid within thirty-one (31) days of the effective date hereof.

         21. Options. Except as set forth herein, all non-qualified stock options granted to Hanemann by the Company, whether vested or unvested, shall continue to be governed by the applicable non-qualified stock option agreements relating thereto. Hanemann and the Company acknowledge and agree that 100,000 of the 200,000 unvested stock options granted to Hanemann by the Company pursuant to the Non-Qualified Stock Option Agreement dated April 30, 1994, shall terminate and be canceled as of the Resignation Date with 50,000 options that would have vested on each of April 30, 2000 and April 30, 2001 terminating and being canceled on the Resignation Date. Hanemann shall have no further rights and benefits thereunder.

         22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, and the parties hereto acknowledge and agree that any litigation, cause of action or proceeding arising hereunder shall be brought in a court of competent jurisdiction in Shelby County, Tennessee.

         23. Enforcement. In the event either party shall bring any action or otherwise institute any proceeding against the other party for the enforcement of all or any part of this Agreement, including but not limited to the enforcement of the provisions of this paragraph, the prevailing party shall be entitled to receive from the other party all of the reasonable costs, expenses and attorney's fees incurred by the prevailing party in enforcing this Agreement.

         24. Captions. The captions to the various paragraphs in this Agreement are for convenience only and are not otherwise a part of the Agreement.

         25. Entire Agreement. This Agreement constitutes the sole and entire Agreement and understanding between the parties with respect to the matters expressly covered hereby, there being no other promises, agreements, representations, warranties or other statements between them in respect to such matters not expressly set forth in this Agreement.

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         26.     Consultation with Counsel.  With the assistance and advice of his attorney, Hanemann hereby acknowledges that he has had ample opportunity to read and review this Agreement and that he fully understands its content and intent, and that he enters into and executes this Agreement with such understanding and advice of counsel that in all respects this Agreement is enforceable and valid.

         27. Release. Except for the obligations of the Company set forth in this Agreement (including Hanemann's rights and benefits to certain stock options as more fully described in the applicable stock option agreement of the Company), Hanemann hereby absolutely and unconditionally fully releases the Company from all claims, demands, losses, liability, actions, or rights of action whether arising out of contract, local ordinance, or state or federal law, in any way arising out of or related to any compensation or benefits he is entitled to receive as an officer and employee of the Company including, but not limited to, claims under the Federal Age Discrimination in Employment Act ("ADEA") or its state counterpart; Title VII of the Civil Rights Act of 1964, as amended, or its state counterpart; the Tennessee Human Rights Commission Act, or any other claims or causes of action arising out of common law, any contract, or any local, state or federal statute, regulation or ordinance arising out of or accruing during the course of or in any way related to Hanemann's employment with the Company or his service as one of its officers. In the event Hanemann shall have the right under any applicable law to withdraw any release or waiver of rights set forth in this Agreement or if Hanemann should seek to revoke or withdraw any release or waiver of rights set forth in this Agreement, the Company shall have the right to immediately terminate Hanemann's employment with the Company and discontinue all of its obligations under this Agreement to pay Hanemann for such employment, provided that all of the covenants, conditions and agreements of Hanemann, including those set forth in Sections 8 - 11 hereof, shall remain in full force and effect during the term of this Agreement.

         Except for the obligations of Hanemann set forth in this Agreement, the Company hereby absolutely and unconditionally fully releases Hanemann from all claims, demands, losses, liabilities, actions or rights of action, whether arising out of contract, local ordinance, or state or federal law in any way arising out of or related to his employment with the Company or any other claims or causes of action arising out of common law, any contract, or any local, state or federal statute, regulation or ordinance arising out of or accruing during the course of or in any way related to Hanemann's employment with the Company or his service as one of its officers.

         28. Older Workers Benefit Protection Act. To comply with the Older Workers Benefit Protection Act of 1990, the Company advises Hanemann of the legal requirements of the Act, and fully incorporates the legal requirements into this Agreement as follows:

                 (a) Hanemann understands the terms and conditions of this Agreement;

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

                 (b) Hanemann has been advised of his right to consult with an attorney to review this Agreement;

                 (c) Hanemann does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed;

                 (d) Hanemann is receiving additional consideration over and above anything of value to which he is already entitled; and

                 (e) Hanemann has been given a period of twenty-one (21) days within which to consider his release and waiver of ADEA claims as set forth above. Hanemann hereby waives such period of time.

                 (f) Hanemann has the right to revoke the foregoing release and waiver of any claims arising under the ADEA within seven (7) days after the effective date of this Agreement by written notice addressed to the Company and delivered to the Company's general counsel. Such right of revocation does not apply to any other provisions of this Agreement.

         29. No Set-Off. The existence of any claim, demand, action or cause of action by Hanemann against the Company, or any parent, subsidiary or affiliate of the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

         30. Assignment. This Agreement may be assigned by the Company to any successors to the business of the Company through purchase, merger, reorganization or any similar corporate transaction and shall inure to the benefit of and may be enforced directly by any such assignee. Neither this Agreement nor any right of Hanemann hereunder may be assigned by Hanemann, nor may Hanemann in any way delegate the performance of his covenants and obligations hereunder.

         31. Notices. Any notice required or permitted to be given to Hanemann pursuant to this Agreement shall be in writing, and deemed given and effective when personally delivered or delivered by courier, or when deposited in the United States mail, mailed to Hanemann by certified mail, return receipt requested, at the address set forth below or at such other address as he shall designate by written notice to the Company given in accordance with this
Section 26, and any notice required or permitted to be given to the Company shall be in writing, and deemed given when personally delivered or delivered by courier or when deposited in the United States mails, mailed to the Company by certified mail, return receipt requested, addressed to the Company at the Address set forth below or at such other address as the Company shall designate by written notice to Hanemann given in accordance with this paragraph.

      If to Hanemann:

      If to the Company:

                                 AutoZone, Inc.
                                 123 South Front Street
                                 Memphis, TN 38103
                                 Attention: Chairman of the Board

      with a copy to:            AutoZone, Inc.
                                 123 South Front Street
                                 Memphis, TN 38103
                                 Attention: General Counsel

        IN WITNESS WHEREOF, the Company and Hanemann have each duly executed and delivered this Agreement in duplicate originals as of the date first shown above.

                                      /s/ Thomas S. Hanemann
                                      ---------------------------------
                                      THOMAS S. HANEMANN, an individual



                                      AUTOZONE, INC.

                                      By:  /s/ J.R. Hyde, III
                                           ----------------------------
                                           Name

                                      Title: Chairman and CEO
                                             --------------------------

                                      By: /s/ Harry L. Goldsmith
                                          -----------------------------
                                          Name

                                      Title: Vice President and Secretary
                                             ----------------------------


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